Exhibit 99.1

Contact Information:

Investors:

Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2751

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS ANNOUNCES FIRST QUARTER 2008 RESULTS

NEW YORK, N.Y., May 5, 2008 – Weight Watchers International, Inc. (NYSE: WTW) today announced its results for the first quarter ended March 29, 2008.

For the first quarter of 2008, net revenues increased $37.6 million, or 9.4%, to $437.0 million, up from $399.4 million in the first quarter of 2007. Net income for the first quarter of 2008 was $57.4 million versus $53.8 million in the prior year period. Fully diluted earnings per share were $0.72 in the first quarter of 2008, an increase of 14.3% versus $0.63 in the prior year period, which included a $0.02 per share non-recurring expense associated with the early extinguishment of debt.

Commenting on results, David Kirchhoff, President and Chief Executive Officer of the Company, said, “During the first quarter, we continued to deliver solid financial performance despite an uncertain consumer environment. I am particularly pleased with the performance of WeightWatchers.com, which grew its active subscriber base by 30 percent and is on a strong trajectory to deliver 2008 revenue and profitability at or above any of our international meetings businesses.”

The Company raised the bottom end of its full year 2008 earnings guidance range by $0.05, narrowing it to between $2.85 and $3.00 per fully diluted share, excluding expense associated with the startup of its China joint venture.

The Company has scheduled a conference call today at 5:00 p.m. ET. During the conference call, David Kirchhoff, President and Chief Executive Officer, and Ann Sardini, Chief Financial Officer, will discuss first quarter results and answer questions from the investment community. Live audio of the conference call will be simultaneously webcast over the Internet on the Company’s corporate website, www.weightwatchersinternational.com. A replay of the webcast will be available on this site for 30 days.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 50,000 weekly meetings where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

UNAUDITED

	March 29, 2008	December 29, 2007
ASSETS
Current assets	$217.0	$186.3
Property and equipment, net	39.5	37.6
Goodwill, franchise rights and other intangible assets, net	814.1	803.1
Deferred income taxes	15.6	9.9
Other	8.9	9.3

TOTAL ASSETS	$1,095.1	$1,046.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$468.7	$358.4
Long-term debt	1,507.9	1,602.5
Other	12.4	11.6

TOTAL LIABILITIES	1,989.0	1,972.5

Shareholders’ deficit	(893.9)	(926.3)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,095.1	$1,046.2

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

UNAUDITED

	Three Months Ended
	March 29, 2008	March 31, 2007
Revenues, net	$437.0	$399.4
Cost of revenues	191.1	173.3

Gross profit	245.9	226.1
Marketing expenses	87.1	70.8
Selling, general and administrative expenses	42.8	39.6

Operating income	116.0	115.7
Interest expense	25.3	25.2
Other income, net	(2.4)	—
Early extinguishment of debt	—	3.0

Income before income taxes and minority interest	93.1	87.5
Provision for income taxes	36.1	33.7

Income before minority interest	57.0	53.8
Minority interest	0.4	—

Net income	$57.4	$53.8

Earnings Per Share:
Basic	$0.72	$0.63

Diluted	$0.72	$0.63

Weighted average common shares outstanding:
Basic	79.5	85.1

Diluted	79.8	85.7

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

OPERATIONAL STATISTICS

UNAUDITED

	Three Months Ended
	March 29, 2008	March 31, 2007
Total Revenues (in $ millions)
Meeting Fees	255.5	234.9
Product Sales	110.1	105.3
Internet Revenues	45.5	35.6
Franchise Commissions	5.2	5.1
All Other	20.7	18.5

Total Revenues	437.0	399.4

North America (in $ millions)
Meeting Fees	166.3	155.0
Product Sales	57.7	56.8

Total	224.1	211.7

International (in $ millions)
Meeting Fees	89.2	79.8
Product Sales	52.4	48.4

Total	141.5	128.2

Paid Weeks (in millions) (1)
North America Meeting Paid Weeks	16.0	14.9
UK Meeting Paid Weeks	4.0	3.7
CE Meeting Paid Weeks	3.4	3.2
Other Meeting Paid Weeks	0.8	0.9

Sub-total Meeting Paid Weeks	24.2	22.7
Online Paid Weeks	9.5	7.4

Total Paid Weeks	33.6	30.1

Attendance (in millions)
North America	10.5	11.1
UK	3.4	3.7
CE	3.0	3.2
Other	0.6	0.8

Total Attendance	17.5	18.8

WeightWatchers.com (in thousands)
End of Period Active Online Subscribers	784.0	603.0

Note: Totals may not sum due to rounding.

(1)	The Paid Week metric reports total paid weeks by Weight Watchers customers in Company-owned operations for a given period. For meetings, Paid Weeks is the sum of total paid commitment plan weeks and total pay-as-you-go weeks for a given period. For Online, Paid Weeks is the total paid Weight Watchers Online subscriber weeks for a given period.